Exhibit 10.23

HAYNES INTERNATIONAL, INC.
PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement is entered into by and between Haynes International, Inc., a Delaware corporation ("Company"), and [Participant], an officer of the Company ("Grantee"), effective as of [Date of Grant] ("Effective Date").

Background

The Company wishes to provide incentives to recognize and reward the Grantee, whose performance, contributions and skills will be critical to the Company's success, by aligning his/her interests more closely with those of the Company's stockholders.  For this purpose, the Compensation Committee of the Company's Board of Directors ("Committee") has granted the Grantee the opportunity to earn Performance Shares pursuant to the terms and conditions of this Performance Share Award Agreement ("Agreement") and the Haynes International, Inc. 2016 Incentive Compensation Plan (the "Plan").

In consideration of the premises, the Company and the Grantee agree as follows:

AWARD OF PERFORMANCE SHARES

This Agreement evidences the grant by the Company of Performance Shares subject to the attainment of certain performance targets as set forth herein, all in accordance with the provisions of the Plan, as amended from time to time.  The number of Performance Shares that will ultimately be earned under this Agreement, as well as the number of Shares that will be distributed in settling those earned Performance Shares, which will not be determined until the end of the Performance Period, will depend on the calculated Total Shareholder Return (defined below) of the Company at the end of the Performance Period, as compared to the Total Shareholder Return of the TSR Peer Group (defined below) at the end of the Performance Period.  This grant shall become effective only if the Grantee electronically acknowledges the Agreement and/or signs and returns to the Company a copy of this Agreement evidencing the Grantee's understanding of the terms and conditions of the Performance Shares.  To the extent that the Grantee is a "covered employee" within the meaning of Code Section 162(m), the Agreement will be administered in accordance with the performance-based compensation exception under Code Section 162(m) to the maximum extent possible.

"Target Number of Performance Shares" Awarded to Grantee:____________

"Performance Period" for the Award:  [Date of Performance Period]

AWARD DETERMINATION

As soon as practicable (but not later than 60 days) following the end of the Performance Period (as defined above) and the completion of all other conditions to payment set forth in this

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Agreement and the Plan, the Committee shall calculate Total Shareholder Return (as defined below) for the Company and Total Shareholder Return for each member of the TSR Peer Group (as defined below) and determine the extent to which the Target Number of Performance Shares (as defined above) awarded under this Agreement have been earned.  Except as otherwise provided herein or in the Plan, if the Grantee is employed by the Company as of the last day of the Performance Period, the Grantee shall earn as Performance Shares that percentage of his or her Target Number of Performance Shares determined by comparing the Company’s Total Shareholder Return to each member of the TSR Peer Group’s Total Shareholder Return on a percentile basis:

Haynes TSR Peer Group Ranking	Percentage of Target Number of Performance Shares Earned

The Company's TSR Peer Group Ranking shall be determined by the Committee following the end of the Performance Period and no Performance Shares shall be considered earned prior to the Committee certifying such results.

If the Company’s TSR Peer Group Ranking for the Performance Period is between the [Percentile] percentile and [Percentile] percentile per the above table, the number of Performance Shares earned shall be determined by interpolation between the corresponding percentiles as the sum of:

(1)the difference between the actual percentile performance and the [Percentile] percentile is multiplied by [Multiplication factor], plus

(2)[Percentile].

If the Company’s percentile ranking for the Performance Period is between the [Percentile] percentile and [Percentile] percentile per the above table, the number of Performance Shares earned shall be determined by interpolation between the corresponding percentiles as the product of [Number] multiplied by the actual percentile performance.

Exhibit A hereto sets forth a chart clarifying the above calculations.

Definitions

“Total Shareholder Return” shall be calculated as follows:

Total Shareholder Return = (SPE – SPB + DIV)/SPB

“SPB” shall mean the average closing price of a share of the Company’s Common Stock (or the common stock of the applicable member of the TSR Peer Group) for a period of twenty (20) trading days ending on the last day immediately prior to the start of the Performance Period.

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“SPE” shall mean the average closing price of a share of the Company’s Common Stock (or the common stock of the applicable member of the TSR Peer Group) for a period of twenty (20) trading days ending on the last day immediately prior to the end of the Performance Period.

“DIV” shall mean the total amount of dividends paid by the Company (or the applicable member of the TSR Peer Group) during the Performance Period, assuming reinvestment thereof in the Company’s Common Stock (or the TSR Peer Group member’s common stock) on the date of the payment of such dividends.

The “TSR Peer Group” shall consist of the following companies:  [Insert Peer Group Companies]  Notwithstanding the foregoing, (i) in the event a member of the TSR Peer Group is acquired by a third party, ceases to be publicly traded or files for bankruptcy or reorganization protection during the Performance Period, that member shall be excluded from the TSR Peer Group for purposes of calculating Total Shareholder Return; (ii) in the event a member of the TSR Peer Group spins off a portion of its business during the Performance Period, SPB shall be adjusted for the value of the spinoff; and (iii) in the event a member of the TSR Peer Group sells or otherwise disposes of a portion of its assets or operations to a third party during the Performance Period, no adjustments shall be made.

The "TSR Peer Group Ranking" shall be calculated as the percentage that the Company’s TSR bears to the TSR of each of the members of the TSR Peer Group.

TERMS AND CONDITIONS

1. Grant of Performance Shares.  Pursuant to and subject to the terms and conditions of the Plan, the Company hereby awards to the Grantee, who is an employee of the Company or one of its Subsidiaries, the opportunity to earn the number of Performance Shares that will be determined at the end of the Performance Period under the Award Determination section above, up to, but not exceeding, [Percentile] of the Target Number of Performance Shares specified above.  Each Performance Share earned hereunder represents the conditional right to receive one Share of the Company's common stock.  Except as otherwise provided herein, upon settlement of the Award following the end of the Performance Period, the earned Performance Shares will be settled by the distribution to the Grantee of one share (of the Company's common stock) for each earned Performance Share being settled, plus that number of Dividend Equivalents distributable with respect to the earned Performance Shares, as provided in Paragraphs 6 and 7 and subject to withholding as provided in Paragraph 10.

2. Acceptance; Transfer Restrictions.  The Grantee hereby accepts the Award of Performance Shares described in this Agreement and agrees that the Award will be held by the Grantee and the Grantee's successors subject to (and will not be disposed of except in accordance with) all of the restrictions, terms and conditions contained in this Agreement and the Plan.  Except as otherwise provided in this Agreement or the Plan, the Grantee may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Performance Shares, any Shares underlying the Performance Shares, or any interest in the Performance Shares or underlying Shares, until the Performance Period expires, at which time the Grantee's rights in the Performance Shares will be earned and settled to the extent provided in this Agreement.  Any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Agreement or the Plan will be void and of no effect.

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3. Earning/Performance Period.  If the Grantee remains employed by the Company or a Subsidiary through the end of the Performance Period, then at the end of the Performance Period the Performance Shares will become fully earned, to the extent determined under "Award Determination" above.  If the Grantee does not remain employed through the end of the Performance Period, the provisions of Paragraph 8 below will apply in determining the number of Performance Shares, if any, which will become earned at the end of the Performance Period.  All Performance Shares not earned at the end of the Performance Period will be forfeited, and the Grantee will have no rights or interest in or to those forfeited Performance Shares.

4. Unfunded Obligations.  The Company will reflect the Grantee's interests in the Performance Shares and the underlying Shares by means of bookkeeping entries on the financial records of the Company, and this Agreement will not create in the Grantee or any successors any right to, or claim against any, specific assets of the Company or result in the creation of any trust or escrow account for the Grantee or any successors.  With respect to their interests under this Agreement, the Grantee and any successors will be general creditors of the Company.

5. Voting Rights.  The Grantee will not have any rights of a shareholder to vote the Shares underlying the Performance Shares until the Performance Shares are earned and settled in actual Shares after the end of the Performance Period.  Once the Performance Shares are settled by distribution of Shares, the Grantee will have all shareholder voting rights with respect to those Shares.

6. Dividend Equivalents and Other Distributions.  The Grantee will not have any rights of a shareholder to receive dividends or other distributions with respect to the Shares underlying the Performance Shares until the Performance Shares are earned and settled after the end of the Performance Period.  Once the Performance Shares are settled by distribution of Shares, the Grantee will have all shareholder rights to dividends and other distributions with respect to those Shares.  However, the Committee, in its sole discretion, will determine the amount of dividends that should have been paid on such earned Performance Shares during the Performance Period as if such earned Performance Shares had been actual Shares outstanding during the Performance Period ("Dividend Equivalents"). At the time settlement is made with respect to the earned Performance Shares pursuant to Paragraph 7, the Company will distribute to the Grantee (in addition to the Shares attributable to the earned Performance Shares) a lump sum cash payment equal to the Dividend Equivalents on such earned Performance Shares.  No Dividend Equivalents shall be payable hereunder with respect to forfeited Performance Shares.

7. Actions after Earning is Determined.  Except as provided in Paragraph 8, as soon as is practicable following the Committee's certification of the determination of the TSR Peer Group Percentile Ranking and the earned portion of the Performance Shares, and in any event on or before the fifteenth (15th) day of the third month following the day on which the Performance Period ends, the Company will settle the earned Performance Shares by distributing to the Grantee one Share for each Performance Share earned under this Agreement.  To distribute those Shares, the Company will, in its discretion, either deliver to the Grantee stock certificates representing, or shall instruct the Company's transfer agent to recognize in book entry form that the Grantee is the registered holder of, the number of Shares attributable to the earned Performance Shares, free from any restrictions or other terms and conditions of this Agreement.  At that same time, the Company shall take such actions as it shall deem appropriate to cancel the forfeited Performance Shares and to cause them to no longer be recognized as outstanding awards under the Plan.  In addition, the

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Company will issue to the Grantee a lump sum cash payment equal to the Dividend Equivalents to which the Grantee is entitled under Paragraph 6.  The Grantee (or his or her successors) shall execute and deliver such instruments and take such other actions as the Company shall reasonably request with respect to the actions to be taken pursuant to this Paragraph.  Notwithstanding the preceding provisions of this Paragraph 7, at any time prior to the settlement of the earned Performance Shares, unless otherwise provided by the Committee or prohibited by the Plan (such as in the case of a Change in Control), the Committee shall have the authority to reduce or eliminate the number of Performance Shares to be settled and distributed, or to cancel any part or all of an Award of Performance Shares, or to mandate the form in which the Award shall be paid (i.e., in cash, in Stock or both, in any proportions determined by the Committee).

8. Termination of Employment.

(a) If the Grantee incurs a Termination of Employment for reasons other than Cause after the end of the Performance Period but prior to the time of settlement, then the settlement of the earned Performance Shares (as determined herein) shall be in a single lump sum cash payment, provided the Grantee may elect to take fifty percent (50%) or one hundred percent (100%) of the earned Performance Shares payable in Shares.

(b) If the Grantee incurs a Termination of Employment during the Performance Period (a transfer of employment among the Company and its Subsidiaries will not be treated as a Termination of Employment), then all or some portion of the Performance Shares that would otherwise have become earned Performance Shares (based on the actual performance for the Performance Period) had the Grantee remained employed throughout the entire Performance Period, if any, will be earned or be forfeited as follows:

(i) If the Grantee's Termination of Employment results from his or her death or Disability, then the earned portion of the Performance Shares shall be determined by the Committee, in its sole discretion, as if all unfinished Performance Periods had ended with a TSR Peer Group Percentile Ranking of fifty percent (50%).  Such earned Performance Shares shall be settled in a single lump sum cash payment payable as soon thereafter as reasonably possible but not later than the fifteenth (15th) day of the third month following the end of the calendar year in which such death or Disability occurred.  Any applicable Dividend Equivalents on the earned Performance Shares will be calculated as though the Target Number of Performance Shares were earned and paid in a single lump sum cash payment payable as soon thereafter as reasonably possible but not later than the fifteenth (15th) day of the third month following the end of the calendar year in which such death or Disability occurred; and

(ii) Unless the Committee determines otherwise at any time, in the event of the Grantee’s Termination of Employment during the Performance Period for a reason other than due to death or Disability (and other than for Cause), then upon such Termination of Employment, the amount of the Grantee's Performance Shares shall be adjusted. The revised Award shall be determined by multiplying the earned Performance Shares by the number of months the Grantee worked at least one day during the respective Performance Period divided by the number of months in the Performance Period, to be paid, if at all, at the same time and under the same terms

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that such outstanding earned Performance Shares would otherwise be paid; provided, however, if the Grantee does not satisfy the conditions to Retire at the time he or she voluntarily incurs a Termination of Employment during the Performance Period, then such Award shall be cancelled and forfeited upon such Termination of Employment.  A Termination of Employment shall be deemed to be voluntary if it is recorded as such on the records of the Company, as determined by the Company in its sole discretion; and

(iii) Upon the Grantee's Termination of Employment for any reason other than those described in subparagraphs (i) and (ii) of this Paragraph, all of the Performance Shares will be forfeited immediately upon such Termination of Employment and no amounts will be payable under this Agreement.

(c) Notwithstanding any provision herein to the contrary, upon the Grantee's Termination of Employment for Cause, all of the Performance Shares will be forfeited immediately upon such Termination of Employment and no amounts will be payable under this Agreement.

9. Change in Control.  Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Plan) of the Company, the Performance Period shall be deemed to end as of the effective date of the Change in Control and the Performance Shares shall be earned based upon the Company’s Total Shareholder Return as compared to the members of the TSR Peer Group as of the effective date of the Change in Control; provided that the minimum number of Shares earned in connection with a Change in Control will not be less than the Target Number of  Performance Shares established hereunder.

10. Withholding.  At the time of the settlement of Performance Shares by distribution of any Shares pursuant to Paragraph 7 of this Agreement, the Company has the right and power to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements with respect to such distributed shares.  The Company may permit or require the Grantee to satisfy all or part of the tax withholding obligations in connection with this Agreement by having the Company withhold otherwise distributable Shares, having a value equal to the amount to be withheld, which shall not exceed the amount determined by the applicable minimum statutory tax withholding rate (or such other rate as will not result in a negative accounting impact).  For these purposes, the value of the Shares to be withheld or delivered will be equal to the Fair Market Value as of the date that the taxes are required to be withheld.

11. Code Section 409A Compliance.  The Award under this Agreement is intended to be exempt from the requirements of Code Section 409A. To the extent that any terms of this Agreement would subject the Grantee to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Code Section 409A standards.

12. Notices.  All notices and other communications required or permitted under this Agreement shall be written and delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company's executive offices in Kokomo, Indiana, and if to the Grantee or his or her successor, to

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the address last furnished by the Grantee to the Company.  The Company may, however, authorize notice by any other means it deems desirable or efficient at a given time, such as notice by facsimile or electronic mail.

13. No Employment Rights.  Neither the Plan nor this Agreement confers upon the Grantee any right to continue in the employ of the Employer or limits in any way the right of the Employer to terminate the Grantee's employment at any time.  The Grantee shall have no rights as a shareholder of the Company with respect to any Shares issuable upon the earning of the Performance Shares until the date of issuance of such Shares in settlement of the award.

14. Plan Controlling.  The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All capitalized terms not herein defined shall have the meaning set forth in the Plan.  All determinations and interpretations of the Company or the Committee are binding and conclusive upon the Grantee and his or her legal representatives.  The Grantee agrees to be bound by the terms and provisions of the Plan.

15. Discretionary Nature of Grant; No Vested Rights.  The Grantee acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled or terminated by the Company, in its sole discretion, at any time.  The grant of the Performance Shares under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Performance Shares or benefits in lieu of Performance Shares in the future.  Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of Shares subject to the grant, and the vesting provisions.  Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee's employment with the Employer.

16. Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Performance Shares or other awards granted to the Grantee under the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17. Additional Requirements.  The Company reserves the right to impose other requirements on the Performance Shares, any Shares acquired pursuant to the Performance Shares, and the Grantee's participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the administration of the Plan.  Such requirements may include (but are not limited to) requiring the Grantee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

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IN WITNESS WHEREOF the Company and the Grantee have executed this Agreement as of the date first above written.

[GRANTEE SIGNATURE]

Print Name:

HAYNES INTERNATIONAL, INC.

By:

Print Name:

Title:

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EXHIBIT A

PERFORMANCE SHARES EARNED

A-1

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